Exhibit 10.37

EXECUTION VERSION

AMENDMENT NO. 1 AND JOINDER

TO MASTER REPURCHASE AGREEMENT

Amendment No. 1, and Joinder dated as of June 7, 2004 (this “Amendment”), by and between BEAR STEARNS MORTGAGE CAPITAL CORPORATION (the “Buyer”), ABETTERWAYHOME FINANCE, LLC II (“Finance” or the “Seller”) and HOMEBANC FUNDING CORP. II (“Funding”).

RECITALS

The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of April 29, 2004 (the “Existing Repurchase Agreement”; as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement and to permit Funding to become an additional Seller under the Repurchase Agreement and to enter into Transactions with respect to Mortgage Loans.

Accordingly, the Buyer, the Seller, and Funding hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Agreement and Joinder with respect to Funding. Funding hereby agrees to all of the provisions of the Existing Repurchase Agreement, and effective on the date hereof, becomes a party to the Repurchase Agreement, as Seller, with the same effect as if the undersigned were an original signatory to the Existing Repurchase Agreement. All references to Seller or Sellers in the Repurchase Agreement shall be deemed to include Funding.

SECTION 2. Definitions.

2.1 On the date of the IPO, Section 2 of the Existing Repurchase Agreement will hereby be amended by deleting the definitions of “Adjusted Net Worth”, “Consolidated Indebtedness”, “GTCR”, “Increased Purchase Price Mortgage Loan”, “Increased Purchase Price”, “Net Worth”, “Par Percentage”, “Purchase Price Percentage” and “Standard Purchase Price” in their entirety.

2.2 On the date of the IPO, Section 2 of the Existing Repurchase Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

““Adjusted Tangible Net Worth” shall mean Tangible Net Worth minus the excess of assets pledged to secure Securitization Debt over Securitization Debt.”

““Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States

Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.”

““GAAP” shall mean generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by the accounting profession, which are applicable to circumstances as of the date of determination.”

““HomeBanc Guaranty” shall mean that certain Limited Guaranty, dated as of the Amendment Effective Date, from HomeBanc Corp. to the Buyer as the same may be amended from time to time.”

““Liquidity” shall mean, with respect to the Limited Guarantor or any of its Subsidiaries, such Person’s unencumbered cash and Cash Equivalents plus (x) ninety-five percent (95%) of the value of performing Mortgage Loans owned by such Person and held for sale or held for investment that have not been pledged or otherwise encumbered and (y) the sum of the unused borrowing availability under such Person’s committed mortgage warehouse credit agreements to the extent (if any) that the collateral value of the collateral that has been pledged to secure the debt to the lenders under such credit agreements exceeds the outstanding borrowings thereunder; all determined on a consolidated basis.”

““Non-Recourse Subsidiary” shall mean any consolidated Subsidiary of the Limited Guarantor which is designated by the Limited Guarantor in a commercially reasonable manner and identified as a Non-Recourse Subsidiary by it in its most recent quarterly financial reports to the Buyer.”

““Non-Recourse Subsidiary Debt” shall mean Total Liabilities incurred by a Subsidiary of the Limited Guarantor, such that any claims by any creditor in connection with such Total Liabilities are limited to the assets of such Subsidiary or the assets of a Non-Recourse Subsidiary without regard to the assets of the Limited Guarantor.”

““Permitted Reorganization” shall have the meaning specified in Section 8 of Amendment No. 1 and Joinder to this Repurchase Agreement, dated as of June 7, 2004.”

““Reorganization Indebtedness” shall mean indebtedness of Funding to Finance incurred in connection with a Permitted Reorganization, equal to the excess of the purchase price to be paid by Funding to Finance over the liabilities to be assumed by Funding from Finance which shall be documented as a promissory note or intercompany receivable not to exceed five percent (5%) of the principal balance of the Mortgage Loans being sold and bearing a market rate of interest not to exceed a rate per annum equal to LIBOR plus one and one-half percent (1.50%) and payable on such other terms and conditions as the parties may agree. Finance agrees that (1) no part of the Reorganization Indebtedness shall have any claim to the assets of Funding on a parity with or prior to the claim of the Buyer under this Agreement; (2) unless and until the Transactions outstanding under this Agreement have been repaid in full and this Agreement has terminated, without the express prior written consent of the Buyer, (a) Finance will not take, demand or receive from Funding, and Funding will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Reorganization Indebtedness and (b) Finance will not make any demand for payment of principal or interest thereon; provided, however, that unless an Event of Default has occurred and is continuing hereunder, and provided that no Transactions are outstanding hereunder, Funding may make, upon demand by Finance, and Finance may receive, payments on account of the Reorganization Indebtedness. So long as this Agreement shall not have been terminated, Finance shall not, without the prior written consent of the Buyer sell, assign, or otherwise transfer, in whole or in part, the Reorganization Indebtedness or any interest therein to any other Person.”

““Securitization Debt” shall mean the outstanding principal amount of Total Liabilities recorded on the consolidated financial statements of the Limited Guarantor in connection with the securitization of assets by the Limited Guarantor or any of its Subsidiaries and with respect to which there is no recourse to Limited Guarantor’s or any Subsidiary (except Non-Recourse Subsidiaries) of the Limited Guarantor except for breaches of typical seller’s representation and warranties made by the Limited Guarantor or any of its Subsidiaries in connection with the securitization of assets.”

““Tangible Net Worth” shall mean with respect to any Person at any date, the excess of the total assets of such person over the liabilities of such person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements (“Net Worth”) minus goodwill.”

““Total Liabilities” shall mean, with respect to any Person at any date, (a) the total liabilities of such entity, determined in accordance with GAAP, and (b) all indebtedness or other obligations, including guaranteed obligations of such entity, for borrowed money or for the deferred purchase price of property or services not included in total liabilities.”

““Total Recourse Liabilities” shall mean Total Liabilities minus Non-Recourse Subsidiary Debt and Securitization Debt.”

2.3 Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of “Account Agreement”, “Asset Value”, “Change in Control”, “Limited Guarantor”, “Pricing Side Letter”, Repurchase Documents” and Termination Date” in their entirety and replacing them with the following:

““Account Agreement” shall mean the letter agreement dated as of April 29, 2004, between the Sellers, the Buyer, and the Bank substantially in the form of Exhibit IV attached hereto, as the same may be amended from time to time.”

““Asset Value” shall have the meaning specified in the Pricing Letter.”

““Cash Account Control Agreement” shall mean the agreement dated as of April 29, 2004, between Finance, the Buyer and the Bank, substantially in the form of Exhibit IX attached hereto, as the same may be amended from time to time.”

““Change in Control” shall mean:

(A) any transaction or event as a result of which the Limited Guarantor ceases to own, directly or indirectly 100% of the stock of the Seller;

(B) any transaction or event as a result of which the Limited Guarantor is neither the Servicer nor owns, directly or indirectly, 100% of the stock of the Servicer;

(C) the sale, transfer, or other disposition of all or substantially all of a Person’s assets (excluding any such action taken in connection with any securitization transaction); or

(D) the consummation of a merger or consolidation of the Limited Guarantor with or into another entity or any other corporate reorganization, if more than 25% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Limited Guarantor immediately prior to such merger, consolidation or other reorganization.”

““Limited Guarantor” shall mean (i) prior to the date of the IPO, HBMC Holdings, LLC and (ii) on and after the date of the IPO, HomeBanc Corp., or any successor thereto.”

““Pricing Side Letter” shall mean that certain amended and restated letter agreement among the Buyer and the Sellers, dated as of June 7, 2004, as the same may be amended from time to time.

““Repurchase Documents” shall mean this Repurchase Agreement, the Pricing Side Letter, the Custodial Agreement, the Purchase Agreement, the Limited Guaranty, the HomeBanc Guaranty, the Cash Account Control Agreement and the Account Agreement.”

““Termination Date” shall mean (a) 360 days after the date of the IPO or (b) if the IPO fails to occur on or prior to, July 31, 2004, July 31, 2004.”

2.4 Section 2 of the Existing Repurchase Agreement is hereby amended by adding the following defined terms, which shall be in their proper alphabetical order, respectively:

““Finance” shall mean Abetterwayhome Finance, LLC II, a Delaware limited liability company.”

““Funding” shall mean HomeBanc Funding Corp. II, a Delaware corporation.”

SECTION 3. Income Payments. Section 5(b)(i) is hereby amended by deleting clause (D) thereto and replacing it with the following:

“(D) fourth, prior to the IPO, to the Cash Account the amount of the Net Interest Margin; (2) and after the IPO, to the Seller.”

SECTION 4. Seller Representations. Section 11(d) of the Existing Repurchase Agreement is hereby amended by adding the following language at the end thereof:

“Funding is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Funding (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.”

SECTION 5. Covenants.

5.1 Section 12 of the Existing Repurchase is hereby amended by deleting clauses (b) and (c) of subsection (bb) thereto and replacing them with the following language:

“(b) not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto, the Excess Purchase Price Indebtedness or the Reorganization Indebtedness; (c) not make any loans or advances to any third party and shall not acquire obligations or securities of the Seller’s Affiliates, other than the Reorganization Indebtedness.”

5.2 Section 12 of the Existing Repurchase Agreement is hereby amended by adding the following subsection (ee) at the end thereof:

“(ee) Organizational Documents. Funding shall amend its organizational documents to reflect various separateness provisions in form and substance substantially similar to the separateness provisions set forth in the organizational documents of Finance, within five (5) Business Days after the Amendment Effective Date.”

5.3 On the date of the IPO, subsection (dd) of Section 12 of the Existing Repurchase Agreement is hereby deleted in its entirety.

SECTION 6. Events of Default.

6.1 Section 13 is hereby amended by deleting subsection (b) in its entirety and replacing it with the following language:

“(b) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(i), (h), (j), (q), (r), (s), (t), (u), (v), (w), (x), (y), (aa), (bb), (cc), (dd) or (ee); or”

6.2 Section 13 is hereby amended by adding subsection (m) thereto with the following language:

“(m) A breach by the Limited Guarantor of any material representation, warranty or covenant set forth in the Limited Guaranty or any other Repurchase Document, any “event of default” by the Limited Guarantor under the Limited Guaranty, any repudiation of the Limited Guaranty by the Limited Guarantor, or if the Limited Guaranty is not enforceable against the Limited Guarantor.”

6.3 On the date of the IPO, subsection (b) of Section 13.01 is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(i), (h), (j), (q), (r), (s), (t), (u), (v), (w), (x), (y), (aa), (bb) or (cc); or”

SECTION 7. Corporate Matters Relating to Funding. (i) Any reference in any representation, warranty, covenant or other provision of the Existing Repurchase Agreement to the status of the Seller as a limited liability company shall, to the extent such representation, warranty, covenant or provision applies to Funding by virtue of this Amendment, be deemed to be a reference to Funding’s status as a Delaware corporation (ii) any reference in any representation, warranty, covenant or other provision of the Existing Repurchase Agreement to the certificate of formation and/ or the limited liability company agreement of the Seller shall, to the extent such representation, warranty, covenant or provision applies to Funding by virtue of this Amendment, be deemed to be a reference to Funding’s organizational documents and (iii) any reference to Abetterwayhome Corp. as the parent of the Seller shall, to the extent such reference applies to Funding by virtue of this Amendment, be deemed to be a reference to HomeBanc Corp., as the parent of Funding.

SECTION 8. Permitted Reorganization. Anything in the Existing Repurchase Agreement, as amended hereby, or any other Repurchase Document to the contrary notwithstanding, (i) Finance may transfer all or substantially all of its assets to Funding, but subject in all instances, to the prior rights of the Buyer under such Repurchase Documents and provided that the Buyer shall have received an opinion or opinions of outside counsel to Seller with respect to the true sale of the Mortgage Loans from Finance to Funding in form and substance acceptable to Buyer and (ii) on or after the date occurring one year and one day after any such transfer of all or substantially all of the assets of Finance, Finance may be dissolved or liquidated or merged or consolidated with any Subsidiary of the Limited Guarantor; and no Default or Event of Default shall occur under any Repurchase Document solely as a result of the actions described in this Section. Upon any such dissolution, liquidation, merger or consolidation of Abetterwayhome Finance LLC II, Abetterwayhome Finance LLC II shall cease to be a party to the Existing Repurchase Agreement and the other Repurchase Documents.

SECTION 9. Notices to Funding. Any notice required or permitted to be given to Funding under the Existing Repurchase Agreement, as amended hereby, shall be provided at the following address, subject to all of the other terms and conditions contained in the relevant provisions of the Existing Repurchase Agreement, as amended hereby.

2002 Summit Boulevard, Suite 100

Atlanta, GA 30319

Attention: Steven R. McClellan, Executive Vice President and Chief Financial Officer

Phone: (404) 459-7620

Fax: (404) 705-0342

SECTION 10. Effect of Joint and Several Liability. No Default or Event of Default shall result under any Repurchase Document as a consequence of the Seller’s and Funding’s obligations under Section 15 of this Amendment.

SECTION 11. Mortgage Loan Representations. On the date of the IPO, subsection (s) of Schedule 1 to the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(s) Payment Provisions. Payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. The Mortgage Note does not permit negative amortization. The Mortgage Loan is either a one-month or six-month LIBOR indexed Mortgage Loan or a hybrid Adjustable Rate Mortgage Loan;”

SECTION 12. Exhibits. On the date of the IPO, Exhibit VIII to the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A to this Amendment.

SECTION 13. Conditions Precedent. This Amendment shall become effective on the date hereof (the “Amendment Effective Date”) subject to the satisfaction of the following conditions precedent:

13.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a) this Amendment, executed and delivered and duly authorized officers of the Buyer, the Seller and Funding;

(b) Amended and Restated Pricing Side Letter, executed and delivered by duly authorized officers of the Buyer, the Seller and Funding;

(c) Amendment No. 1 to Limited Guaranty, executed and delivered by duly authorized officers of the Buyer and the Limited Guarantor;

(d) the HomeBanc Guaranty, executed and delivered by duly authorized officers of HomeBanc Corp.

(e) Amendment No. 1 and Joinder to Purchase Agreement, executed and delivered by duly authorized officers of the Buyer, the Seller, Funding and the Servicer;

(f) Amendment No. 1 and Joinder to Amended and Restated Custodial Agreement, executed and delivered by duly authorized officers of the Buyer, the Seller, Funding and the Custodian;

(g) Amendment No. 1 and Joinder to Electronic Tracking Agreement, executed and delivered by duly authorized officers of the Buyer, the Seller, Funding, the Electronic Agent and MERS;

(h) Amendment No. 1 and Joinder to Collection Account Control Agreement, executed and delivered by duly authorized officers of the Buyer, the Seller, Funding and the Bank;

(i) a contribution agreement between the Seller and Funding regarding the sharing of the Obligations, executed and delivered by duly authorized officers of the Seller and Funding;

(j) Evidence that all other actions necessary, or in the good faith opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1 with respect to Funding and UCC-3 with respect to Seller;

(k) A favorable written opinion of counsel to the Seller and Funding, dated as of the date hereof (which shall include, without limitation, creation and perfection of the security interests created herein, corporate and enforceability opinions related to the execution of this Amendment);

(l) An opinion or opinions of outside counsel to Funding with respect to the non-consolidation of Funding with the Limited Guarantor in the case of insolvency of the Limited Guarantor in form and substance acceptable to the Buyer;

(m) A bring-down opinion or bring-down opinions of outside counsel to Seller with respect to the non-consolidation of Seller with the Limited Guarantor in the case of insolvency of the Limited Guarantor in form and substance acceptable to the Buyer;

(n) An opinion or opinions of outside counsel to Funding with respect to the true sale of the Mortgage Loans from the Originator to Funding in form and substance acceptable to the Buyer;

(o) A bring-down opinion or bring-down opinions of outside counsel to Seller with respect to the true sale of the Mortgage Loans from the Originator to Seller in form and substance acceptable to the Buyer;

(p) A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Funding and HomeBanc Corp. and of all corporate or other authority for Funding and HomeBanc Corp. with respect to the execution, delivery and performance of this Amendment and the Repurchase Agreement and each other document to be delivered by Funding and HomeBanc Corp. form time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from Funding or HomeBanc to the contrary); and

(q) such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 14. Representations and Warranties.

(a) Seller and Funding hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 11 of the Existing Repurchase Agreement.

(b) In addition, Funding makes the following representation and warranty as of the Amendment Effective Date, and as of each Purchase Date:

“Chief Executive Office/Jurisdiction of Organization. Funding’s chief executive office is, and has been, located at 2002 Summit Boulevard, Suite 100, Atlanta, GA 30319. Funding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

SECTION 15. Joint and Several Obligations. Each Seller and Buyer hereby acknowledge and agree that the Seller and Funding are each jointly and severally liable to Buyer for all of their respective representations, warranties and covenants hereunder and under the Existing Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against either Seller, Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against either Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

SECTION 16. Fees. The Seller agrees to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of, this Amendment or any other documents prepared in connection herewith and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

SECTION 17. Confidentiality. The parties hereto acknowledge that the confidentiality provisions set forth in Section 29 of the Repurchase Agreement shall apply to this Amendment.

SECTION 18. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 19. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 20. Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 21. Conflicts. The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Repurchase Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS MORTGAGE CAPITAL CORPORATION, as Buyer

By:	/s/ Paul Friedman
Name: Paul Friedman Title:

ABETTERWAYHOME FINANCE, LLC II as Seller

By:	/s/ Charles W. McGuire
Name: Charles W. McGuire Title: Secretary

HOMEBANC FUNDING CORP. II, as Seller

By:	/s/ Charles W. McGuire
Name: Charles W. McGuire Title: Secretary

EXHIBIT A TO AMENDMENT NO. 1 AND JOINDER

TO MASTER REPURCHASE AGREEMENT

Exhibit VIII

Limited Guarantor’s Officer’s Certificate

I,                                     , do hereby certify that I am duly elected, qualified and authorized officer of HomeBanc Corp. (the “Limited Guarantor”). This Certificate is delivered to you in connection with Section 12(d)(iv) of the Master Repurchase Agreement dated as of April 29, 2004, among Seller and Bear Stearns Mortgage Capital Corporation (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, the Limited Guarantor is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Tangible Net Worth. The Limited Guarantor has maintained a Tangible Net Worth of not less than $300,000,000 plus 85% of the net proceeds of any issuance of common or preferred shareholder equity after the completion of the IPO.

(ii) Maintenance of Ratio of Total Liabilities to Tangible Net Worth. The Limited Guarantor has maintained the ratio of Total Liabilities to Tangible Net Worth no greater than 18:1.

(iii) Maintenance of Ratio of Total Recourse Liabilities to Adjusted Tangible Net Worth. The Limited Guarantor has maintained the ratio of Adjusted Total Recourse Liabilities to Adjusted Tangible Net Worth no greater than 6:1.

(iv) Maintenance of Liquidity. The Limited Guarantor has maintained, as of the end of each calendar month, Liquidity in an amount not less than $25,000,000.

(v) Maintenance of Net Income. The Limited Guarantor has maintained Net Income (on a consolidated basis) of at least (i) for the calendar quarter ending December 31, 2004, $1.00 and (ii) for every two consecutive calendar quarters thereafter, $2.00.

(vi) No Default or Event of Default has occurred or is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action the Seller has taken or proposes to take with respect thereto.]

IN WITNESS WHEREOF, I have set my hand this              day of                     ,                     .

By:
Name: Title:

[Schedule 1]

[to Officer’s Certificate]